Exhibit 99.1

NEWS RELEASE For immediate release Laura Clark 904 598 7831 LauraClark@RegencyCenters.com

Regency Centers Announces Successful Completion of Consent Solicitation with respect to 3.75% Senior Notes due 2022

JACKSONVILLE, Fla. (July 27, 2017) – Regency Centers Corporation (NYSE: REG; “Regency” or the “Company”) announced today that it and its operating partnership, Regency Centers, L.P. (“RCLP”), have successfully solicited consents from holders of their $300,000,000 aggregate principal amount of 3.75% Senior Notes due 2022 Notes (the “Notes”) to amend (the “Amendments”) certain provisions of the indenture governing the Notes (the “Consent Solicitation”). The Notes were originally issued by Equity One, Inc. and succeeded to by Regency, as successor by merger. The Amendments to the indenture terminated guarantees of the Notes provided by certain subsidiaries of RCLP (the “Subsidiary Guarantors”) in order to simplify financial reporting obligations by eliminating the need to provide certain required summary financial information with respect to the Subsidiary Guarantors in periodic reports. The Amendments will become operative upon payment of the consent fee, which is expected to be paid on July 28, 2017 in accordance with the terms of the Consent Solicitation. Once the Supplemental Indenture becomes operative, the guarantees provided by the Subsidiary Guarantors with respect to other debt obligations of the Company and RCLP will be terminated.

The Consent Solicitation expired at 5:00 p.m., New York City time, on July 26, 2017 (the “Expiration Time”). The holders who delivered valid and unrevoked consents prior to the Expiration Time will receive a cash payment of $1.50 per $1,000 principal amount of Notes for which consents were delivered by such holders.

Wells Fargo Securities served as the solicitation agent for the Consent Solicitation. D.F. King & Co., Inc. served as the information agent and tabulation agent for the Consent Solicitation.

This announcement is for informational purposes only and is neither an offer to sell nor a solicitation of an offer to buy any Notes or any other securities. This announcement is also not a solicitation of consents with respect to the Notes or any other securities.

About Regency Centers Corporation

Regency is the preeminent national owner, operator and developer of neighborhood and community shopping centers. The Company’s portfolio of 429 retail properties encompasses more than 59 million square feet, is primarily anchored by productive grocers and is located in affluent and infill trade areas in the country’s most attractive metro areas. Regency has developed 227 shopping centers since 2000, representing an investment at completion of more than $3.5 billion. Operating as a fully integrated real estate company, Regency is a qualified real estate investment trust that is self-administered and self-managed, and a member of the S&P 500 index.

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Forward-looking statements involve risks and uncertainties. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Regency Centers Corporation with the SEC, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.